                                December 31, 1997



Swift Energy Pension Partners 1995-B, Ltd.
16825 Northchase Drive, Suite 400
Houston, Texas 77060



         Swift Energy Operating Partners 1995-B, Ltd. ("Operating Partnership") purchased a 70.0% interest of the interests purchased by Swift Energy Company ("Swift") under the terms and provisions of that certain Purchase and Sale
Agreement dated December 22, 1997, between OXY USA, Inc. ("OXY") and Swift. Attached hereto and made a part hereof as Exhibit "A" is a copy of said Purchase and Sale Agreement for identification of the interests conveyed by OXY to Swift.

         In accordance with the provisions of Article IV of that certain Net Profits Agreement dated December 14, 1995, ("Net Profits Agreement") by and between Operating Partnership and Swift Energy Pension Partners 1995-B, Ltd., ("Pension Partnership"), Operating Partnership hereby offers to Pension Partnership effective as of 7:00 a.m., September 1, 1997 (Pension Partnership acquisition effective date), a net profits interest in and to the net profits depth underlying the net profits surface acreage equal to 53.4183% of the interest purchased by Operating Partnership. The net profits interest shall be calculated and paid in the manner set forth in Article IV of the Net Profits Agreement.

         Operating Partnership, in addition to the net profits interest herein offered, and in accordance with the provisions of Article V of the Net Profits Agreement, hereby offers to Pension Partnership, effective as of Pension Partnership acquisition effective date, an overriding royalty interest in and to the overriding royalty depth underlying the overriding royalty surface acreage in and to the interest purchased by Operating Partnership, which shall be calculated and paid in the manner set forth in Article V of the Net Profits Agreement.

         Conveyance to Pension Partnership of the herein offered net profits interest and overriding royalty interest shall be in accordance with the provisions of Article VI of the Net Profits Agreement. The meaning of the terms "net profits interest", "net profits depth" and "net profits surface acreage" shall be those appearing in Section 4.02 of the Net Profits Agreement. The meaning of the terms "overriding royalty depth", "overriding royalty interest" and "overriding royalty surface acreage" shall be those appearing respectively in Sections 1.18, 1.19 and 1.20 of the Net Profits Agreement.

         Notwithstanding the terms of this offer and acceptance, it is understood that the purchasing terms, conveyances, revenue and expense sharing will be in accordance with the applicable partnership agreement and the Net Profits Agreement.

         Please indicate your acceptance on behalf of Pension Partnership in the space provided below. Upon acceptance, Operating Partnership agrees to assign to Pension Partnership the interests described herein, effective as of Pension Partnership acquisition effective date.

                                      Yours very truly,

                                      SWIFT ENERGY OPERATING PARTNERS
                                      1995-B, LTD.

                             BY:      SWIFT ENERGY COMPANY
                                      Managing General Partner



                             BY:      -------------------------------------
                                      Terry E. Swift
                                      Executive Vice President

Attachment

ACCEPTED AND AGREED TO THIS 31ST DAY
OF DECEMBER, 1997, ON BEHALF OF:

SWIFT ENERGY PENSION PARTNERS 1995-B, LTD.

BY:      SWIFT ENERGY COMPANY
         Managing General Partner


BY:      ----------------------------------------
         Bruce H. Vincent
         Senior Vice President
         Funds Management

                                December 22, 1997

OXY USA Inc.
P.O. Box 27570
Houston, Texas 77227-7570
Attn: Brad Kemp

RE:      Notice of Title Defect
         E. S. Rollins 42-5 #1 (BP)

Gentlemen:

         Reference is here made for all purposes, including a description of the leases and well referred to herein, to that certain Purchase and Sale Agreement dated December 22, 1997, by and between OXY USA Inc. ("OXY") and Swift Energy Company ("Swift"), hereinafter referred to as ("the Agreement").

         Pursuant to Paragraph 7(c) of the Agreement, Swift hereby notifies you that title has failed as to the E.S. Rollins 42-5 #1 (BP), leases associated therewith, working interest (.9753190) and net revenue interest (.7870977). Said interest covers the Upper Tuscaloosa as seen in the E. S. Rollins 42-5 #1 Phasor Induction - SFL Compensated Nutron Litho - Density Log between the depths of 12,554 feet and 12,564 feet ("the Title Failure Zone"). It appears that the Title Failure Zone is owned by Unocal. Swift hereby requests an adjustment to the Purchase Price in the amount of $407,000.00. Pursuant to Paragraph 7(d) of the Agreement, OXY shall have sixty (60) days beyond the Closing Date to obtain good title (which includes the leases, working interest and net revenue interests as set forth in The Agreement) to the Title Failure Zone in which event, Swift shall purchase the same for the amount of the Purchase Price adjustment, $407,000.00, pursuant to all the terms and conditions of the Agreement. If OXY has not acquired good title to the Title Failure Zone within sixty (60) days after Closing, Swift will no longer be under any obligation to purchase said Title Failure Zone from OXY.

         If the foregoing is acceptable to you, please so indicate by executing one copy of this letter in the space provided below.

                                               Very truly yours,


                                               Terry E. Swift
                                               President
OXY USA Inc.



By:----------------

Title:-------------

                           PURCHASE AND SALE AGREEMENT

         OXY USA Inc., a Delaware corporation, P.O. Box 27570, Houston, Texas 77227-7570 (herein referred to as "OXY"), and SWIFT ENERGY COMPANY, a Texas Corporation, 16825 Northchase Drive, Suite 400, Houston, Texas 77060 (herein referred to as "Buyer"), enter into this Purchase and Sale Agreement (herein referred to as "Agreement"), in consideration of OXY's agreement to sell and Buyer's agreement to purchase the oil, gas and mineral leases and the wells more particularly described in Exhibit "A" (herein referred to as the "Leases"), all pursuant to the terms and conditions of this Agreement.

         1. SALE AND PURCHASE. Subject to the terms and conditions herein set forth, OXY shall sell, transfer, assign, convey and deliver to Buyer and Buyer shall purchase and acquire all of OXY's right, title and interest in the Leases described in Exhibit "A", including all of OXY's right, title and interest in and to all permits, licenses, servitudes, rights-of-way, division orders, gas purchase and sale agreements (wherein OXY is a selling party), crude oil purchase and sale agreements (wherein OXY is a selling party, but excluding that certain Agreement for the Purchase and Sale of Domestic Crude Oil executed the 31st day of August, 1983, by and between Occidental Petroleum Corporation, et al., and CITGO Petroleum Corporation, the "CITGO Contract"), surface leases, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, and all other contracts and agreements that are appurtenant to the Properties or used or held for use in connection with the ownership or operation of the Properties (the "Related Agreements"); and all of OXY's right, title and interest in and to all of the real, personal and mixed property located on and used solely in the operation of the Properties, including, but not limited to (i) all wells, wellhead equipment, fixtures (including, but not limited to, field separators and liquid extractors), pipe, casing and tubing, (ii) all production, gathering, treating, processing, compression, dehydration, salt water disposal, and injection equipment and facilities, (iii) all tanks, machines, equipment, vessels and other facilities (collectively called the "Facilities").

         All of the above collectively referred to as the "Properties".

         2. PURCHASE PRICE. The Purchase Price shall be Four Million Five Hundred Thousand Dollars ($4,500,000.00). Buyer has allocated the Purchase Price (the "Allocated Value") among the Properties as shown on Exhibit "B" for the purpose of (i) giving notices of value to the owners of any preferential rights to purchase, and (ii) determining the value of a Title Failure and handling those instances where the Purchase Price is to be adjusted.

         3. CLOSING AND EFFECTIVE DATE. The closing of the sale of the Properties (herein referred to as the "Closing") shall be held on December 22, 1997 (herein referred to as the "Closing Date"), in the offices of OXY, located at 5 Greenway Plaza, Suite 2400, Houston, Texas 77046, unless extended by mutual agreement of the parties hereto. The effective date of the sale of the Properties (herein referred to as the "Effective Date") shall be at 7:00 a.m. on September 1, 1997. At Closing, Buyer shall transfer available funds by wire the Purchase Price, as the same may be adjusted pursuant to the provisions hereof, to the credit of OXY USA Inc. in the Chemical Bank, New York, New York, ABA Number 021000128, Account Number 144-0-16132. If Closing does not occur on or before the Closing Date, this Agreement shall be null and void.

         4. DELIVERY OF DOCUMENTS. At Closing OXY shall execute and deliver to Buyer an Assignment and Bill of Sale without warranty of title except by, through and under OXY in the form of that attached hereto as Exhibit "C", along with other instruments as appropriate to convey the Properties, the Related Agreements and the Facilities purchased hereunder. OXY shall deliver to Buyer on or before ten (10) days following Closing, all pertinent operating files and records, including, but not limited to, all joint operating agreements, lease files, land files, well files (including but not limited to well histories, well logs, environmental files and technical data), gas and oil sales contract files, permit and regulatory files, pooling and unit agreements, all seismic, geological, geochemical, accounting, reservoir and geophysical information and any other information or data which are in existence on the Closing Date and applicable to the Properties, to the extent the transfer of such geophysical and seismic data, material and information is not prohibited by the terms of any third-party license or other agreement and to the extent that such transfer does not require payment of any transfer fee, and provided further, that OXY may keep copies of all such records or the originals of such files as may be required for tax, accounting and auditing purposes as determined necessary by OXY. If OXY retains any original records, copies of such originals will be provided to Buyer.

         5. TRANSFER OF OPERATIONS. OXY shall continue to be responsible for the operation of the Properties until January 1, 1998, at which time Buyer shall assume operation of the Properties. The risk of casualty loss relating to the Properties shall pass from OXY to Buyer as of the Closing Date. OXY shall also maintain accounting and disbursement responsibilities for production from the Properties until the Closing Date. Any expenses incurred by OXY in the operation of the Properties after the date of this Agreement which are out of the ordinary course of business as the Properties are currently operated or which requires a single expenditure in excess of Twenty Five Thousand Dollars ($25,000) shall, except in case of an emergency, be submitted to Buyer for its approval.

         6. FINAL ADJUSTMENT. Within ninety (90) days after the Closing Date, Buyer and OXY will effect a final adjustment whereby proceeds received by OXY with respect to sale of production produced from the Properties after the Effective Date shall be paid to Buyer and proceeds received by Buyer with respect to sale of production produced from the Properties prior to the Effective Date shall be paid to OXY. Payments of expenses by OXY which relate to operations after the Effective Date shall be invoiced to Buyer by OXY and payment of expenses by Buyer which relate to OXY-approved operations and expenditures actually incurred prior to the Effective Date shall be invoiced to OXY by Buyer. Any amount not known at the time of the final adjustment shall be settled between Buyer and OXY when such amounts become known. As to those Properties operated by OXY, Buyer shall be charged overhead at the rates specified for such Properties in existing operating agreements and, as to those Properties not covered by an operating agreement, Buyer shall be charged overhead at the rate of $1,000.00 a month per well, prorated daily, from the Effective Date to the date that Buyer assumes operations of the Properties. Proceeds received or payment of invoices which cover periods of time or operations before and after the Effective Date shall be prorated.

         7.       TITLE.

                  (a) OXY will make available for examination at OXY's offices in Houston, such title information, abstract coverage and production data as OXY has in its possession. Existing abstracts will not be brought up to date by OXY. The furnishing of any such title information or production data shall create no liability or responsibility on the part of OXY or on the writer of any title opinion, and OXY makes no warranty or representation as to the title of either the real or personal property described except by, through and under OXY, or the correctness of title information or production data furnished by OXY. The indication of particular fractions of working interests and/or net revenue interests in Exhibit "B", hereto, in no way implies or creates a general warranty, covenant or other undertaking regarding any quantity of interest but is for the purpose of use in adjusting the Purchase Price as provided for herein.

                  (b) "Title Failure" shall mean (i) a reduction in OXY's Net Revenue Interest or an increase in OXY's Working Interest, without a corresponding increase in OXY's Net Revenue Interest, in a Property based upon a defect in OXY's title thereto, (ii) the existence of a lien, assessment or encumbrance, either being of such significance that a reasonable and prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all of the facts and their legal significance would be unwilling to accept the same.

                  (c) Buyer shall, at its expense, conduct such examinations of title and data as it sees fit and shall notify OXY upon execution of this Agreement ,which shall occur no later than December 30, 1997, of any Title Failure (as hereinabove defined), failing which, Buyer will be deemed to have approved title and Subparagraph (d) below shall not apply.

                  (d) OXY may, at its option, prior to Closing, attempt to satisfy any and all such title requirements by Buyer. In the event of a Title Failure, the parties shall use reasonable efforts to reach an agreement to appropriately adjust the Purchase Price based upon a reduction for the Properties or interest affected by such failure using the Allocated Value shown on Exhibit B. In the event the parties are unable to reach an agreement on such adjustment, either party shall have the right to declare this Agreement null and void. Should the parties reach an agreement to adjust the Purchase Price, the property, or portions thereof affected by such failure, shall be excluded from the Properties or portions thereof to be conveyed to Buyer at Closing and the Purchase Price reduced accordingly. Buyer agrees that OXY shall have an additional sixty (60) days beyond the Closing Date to satisfy the Title Failure. If within sixty (60) days after Closing, OXY has corrected the Title Failure, then Buyer shall purchase the property, or portions thereof which had previously been affected by the Title Failure, for the Purchase Price adjustment originally agreed to by the parties. OXY and Buyer shall, within ten (10) days after notice of the corrected Title Failure, effectuate a second closing for the property or portions thereof under the same terms and conditions of this Agreement. If OXY has not corrected the Title Failure within sixty (60) days after Closing, the parties agree that the property or portion thereof shall be deleted from the terms and conditions of this Agreement.

         8. EXISTING OBLIGATIONS. The Properties are being conveyed to Buyer subject to all existing Related Agreements pertaining to the Properties. Except as otherwise provided in Section 11, Buyer will assume all of OXY's rights and obligations associated with the Related Agreements pertaining to the Properties as of the Effective Date. Specifically included are those rights and obligations relating to OXY's gas imbalances (relative to its proportionate share of the gas in relation to the other owners in the Properties). Buyer acknowledges that it has been advised of the general status of the gas balancing for the Properties. OXY makes no representation or warranty regarding the accuracy of such information.

         9. PREFERENTIAL RIGHTS. All reasonable efforts will be made by OXY to secure a waiver of any preferential purchase right, right of first refusal, or consent to assign (excluding consents or approvals from governmental agencies customarily obtained following Closing) covering, in whole or in part, the Properties (herein referred to as "Preferential Right"). OXY shall promptly notify Buyer in the event a waiver of the Preferential Right cannot be secured for the Properties, or any portion(s) thereof. Such portion(s) have been identified by OXY in the Data Package and the Allocated Value therefor is shown on the attached Exhibit "B". The inability of OXY to assign or convey applicable portion(s) of the Properties shall be treated as a Title Failure as provided herein and will not release Buyer from its obligation to purchase the remaining portion(s) of the Properties, but the Purchase Price shall be reduced by the Allocated Value shown on Exhibit "B" for the affected Property. Notwithstanding the foregoing, in the event portion(s) of the Properties cannot be conveyed such that the aggregate value thereof exceeds fifty percent (50%) of the Purchase Price, the Buyer shall have the right to declare this Agreement null and void in its entirety. All properties for which preferential purchase rights have been waived, or for which the period to exercise such rights has expired prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

         If any party that elects to exercise a preferential purchase right fails to consummate the purchase of the affected Properties covered by such right pursuant to the terms of this Agreement within sixty (60) days following Closing, then OXY shall so notify Buyer and Buyer shall purchase said Properties from OXY, under the terms of this Agreement for the Allocated Value of such property.

         10.      ENVIRONMENTAL MATTERS.

                  (a) "Environmental Defect" shall mean a violation (i) of any Environ-mental Laws (as in effect and as written on the Effective Date) applicable to the Properties and (ii) to which prompt remedial or corrective action is or was required under such Laws as enforced on the Effective Date. An Environmental Defect shall not include the presence of NORM or minor spills in and/or on the Properties.

                  (b) Prior to Closing, Buyer, or its agent or representative, shall have the right, at Buyer's sole cost, risk and expense, to enter upon the Properties (subject to the approval of the Operator thereof) for the purpose of conducting an environmental review ("Review") of the Properties, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as Buyer, in its sole discretion, may deem necessary or appropriate for the preparation of reports and analyses relating to the Properties. If Buyer, in its reasonable opinion, determines that there is an Environmental Defect, then Buyer shall, upon execution of this Agreement, so notify OXY in writing of (i) the nature and extent of the Environmental Defect, (ii) the Properties affected, and (iii) the estimated costs of remediation. Upon receipt of such notice, OXY shall have the right, but not the obligation, to elect to remediate the condition. In the event OXY does not elect to remediate the condition, Buyer and OXY shall meet and use their best efforts to agree on the validity of the claim of the Environmental Defect and the amount of any Purchase Price adjustment. In the event the parties cannot mutually agree on the Purchase Price adjustment for an alleged Environmental Defect, Buyer shall have the right to (i) proceed to Closing and accept the Properties with the alleged Environmental Defect with no Purchase Price adjustment or (ii) terminate this Agreement as to the Properties affected by the alleged Environmental Defect and receive a Purchase Price adjustment for such Properties as set forth on Exhibit "B", or, where feasible, the proportionate Allocated Value. If the alleged Environmental Defects which have not been cured as of Closing exceed ten percent (10%) of the Purchase Price, either OXY or Buyer shall have the option to terminate this Agreement with no further liability hereunder to the other party. In the event OXY or Buyer so terminates this Agreement Buyer shall provide to OXY a copy of any environmental assessment including any reports, data and conclusions.

                  (c) There shall be no Purchase Price adjustment for Environmental Defects unless the aggregate total of all Environmental Defects exceeds $50,000, it being understood that if the $50,000 threshold is exceeded, Buyer shall be entitled to an adjustment for amounts in excess of $50,000.

                  (d) Buyer's access to the Properties to conduct its environmental assessment is subject to the following conditions: Buyer waives and releases all claims against OXY, its directors, officers, employees and agents and parent or subsidiary companies for injury to, or death of, persons or damage to property arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees, agents or contractors on the Properties. Buyer shall indemnify OXY, its directors, officers, employees, and agents against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including attorney's fees, whatsoever arising out of or resulting from such exercise or activities (except for any such injuries or damages caused solely by the active negligence or willful misconduct of any said indemnitees). The foregoing obligation of indemnity shall survive Closing or termination of this Agreement without Closing.

                  (e) Except for Environmental Defects that Buyer discovered during the Review under Paragraph 10(b), and to the extent of OXY's working interest under an operating or unit agreement applicable to the Properties covering a production or spacing unit, and subject to Paragraph 10(f) hereof, on and after the Closing Date OXY shall indemnify and defend Buyer from any and all Environmental Defects (hereinafter "Environmental Claims") arising out of OXY's ownership and/or operation of the Properties prior to the Effective Date.

                  (f)   Limitations   on  OXY's   Environmental   Indemnity  and
         Obligations. OXY's obligations to indemnify Buyer under Paragraph 10(e) hereof is subject to and limited by the following:

                           (i) Buyer shall have provided OXY with written notice
                  of an Environmental Claim on or before one (1) year from the Closing Date.

                           (ii)  Such   written   notice   shall   identify  the
                  Environmental Claim, the affected Property, and the reasonably estimated cost of remediation thereof.

                           (iii) The reasonably  estimated  costs to conduct the
                  cleanup, remediation or restoration of an Environmental Claim exceed, in the aggregate for all affected Properties, the threshold amount of $50,000. Once the threshold is exceeded amounts recoverable are recoverable from the first dollar.

                           (IV) Buyer shall have  provided OXY with invoices and
                  billings for work actually done in conducting the cleanup, remediation or restoration of an Environmental Claim.

         11. CALL ON PRODUCTION. This Agreement is specifically made subject to the provisions and conditions of that certain Agreement of the Purchase and Sale of Domestic Crude Oil executed the 31st day of August, 1983, and expiring September 1, 1998 by and between Occidental Petroleum Corporation, et al., and CITGO Petroleum Corporation, et al. (the "CITGO Contract"), and CITGO's purchase option thereunder. Oxy agrees that it shall not assign, amend,or modify the Citgo Contract as it applies to the Properties prior to September 1, 1998 without prior written consent of Buyer. OXY represents and warrants that such agreement will expire as to the Properties, by its own terms, no later than September 1, 1998, ("Expiration Date"). OXY has advised Buyer of the existence of that certain lawsuit styled Robert C. Bertolet, et al. vs. CITGO Petroleum, et al., as filed in civil action No. 97-066, in the Chancery Court of Adams County, Mississippi. OXY represents and warrants that there has been no request for lease cancellation made in the lawsuit. While Buyer agrees to accept the Properties subject to the CITGO Contract, it does so only until the earlier of the following occurs: (i) September 1, 1998, or (ii) cancellation or termination of the CITGO Contract by a court of law or as part of a settlement of the above lawsuit. OXY agrees to indemnify and hold Buyer harmless from and against any and all cost, expense, loss, or claim whatsoever, including interest, any fine or penalty and reasonable attorney's fees and court costs, in connection with the above lawsuit and/or any other claim that may be brought by a third party against Buyer for selling crude oil for the price paid pursuant to the terms of said CITGO Contract or for paying royalties or other leasehold burdens based on that price, prior to the Expiration Date.

         12. PRODUCTION PURCHASERS. OXY reserves the right to all payments which have been or may be made by any gas purchaser and which were or may be attributable to the sale or production of gas produced prior to the Effective Date. OXY confirms that there are no reserves for which payment has been received but production has not been delivered. OXY will provide Buyer with the names and addresses of all purchasers. Buyer will prepare all letters in lieu and will assume all responsibility for notifying the purchaser(s) of production of change of ownership. The parties shall execute such letters in lieu of transfer orders or such other documents as may be reasonably required by a purchaser of production.

         13. SUSPENSE AND ESCROW ACCOUNTS. All funds held by OXY in suspense for the account of others and arising out of production from the Properties (including but not limited to funds withheld from non-participating mineral owners for plugging and abandonment purposes) shall be transferred to Buyer as soon as possible after the Effective Date. Buyer shall assume full responsibility for the payment of all funds arising out of production from the Properties which have been deposited in accordance with various state escrow statutes. As soon as reasonably possible after the execution hereof, but in no event later than Closing, OXY shall furnish a listing of all accounts and funds so held or deposited. Buyer shall indemnify, defend and hold OXY harmless for all claims or actions arising out of or in connection with Buyer's deposit or disbursement of said funds.

         14. AUDITS. OXY retains the sole right to all claims and resolutions thereof arising as a result of audit whether under previously performed audits or audits performed by itself or others in the future under operating agreements relating to charges to the joint accounts prior to the Effective Date. Any monies received by Buyer which are associated with such claims and resolutions shall be immediately remitted to OXY by Buyer.

         15. LIMITATIONS ON AND EXCLUSION OF WARRANTY. THE CONVEYANCE OF THE PERSONAL PROPERTY SHALL BE MADE "AS IS" AND THE CONVEYANCE OF THE REAL AND
PERSONAL PROPERTY SHALL BE WITHOUT WARRANTIES OF TITLE (EXCEPT BY THROUGH AND UNDER OXY) OR WARRANTIES OR REPRESENTATIONS OF ANY OTHER NATURE, EXPRESS OR IMPLIED. OXY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE PROPERTIES; OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OF THE PROPERTIES TO PRUDUCE HYDROCARBONS INCLUDING THE COSTS WHICH MAY OR MAY NOT BE REQUIRED TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY OXY IS PROVIDED BUYER AS A CONVENIENCE AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK. BUYER HAS MADE AND WILL MAKE PRIOR TO CLOSING SUCH INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTIES AS IT SHALL DEEM APPROPRIATE.

         16. RECORDING. Upon delivery of the Assignments to Buyer as herein contemplated, Buyer shall file such instrument for recording within ten (10) days after such delivery with proper authorities in the appropriate counties and shall furnish OXY with the recording data thereof.

         17. ASSUMPTION AND INDEMNITY. Except for OXY's indemnities relating to an Environmental Claim arising out of OXY's ownership or operation of the Properties prior to the Effective Date which are covered exclusively under Paragraph 10, on the Closing Date, but as of the Effective Date:

                  (a) Buyer shall defend, indemnify and hold harmless OXY and its affiliated companies, its and their officers, directors, agents and employees, from any and all losses, claims, demands, suits, damages, expenses, costs, causes of action or judgments of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations, including claims for personal injury, illness, disease, wrongful death, damage to property, liability based on strict liability or condition of the Properties, and claims (including fines, penalties, and cleanup expenses) resulting from environmental damage or pollution which arise from, or are attributable to the ownership or operation of the Properties by Buyer on or after the Effective Date, including, without limitation any interest, penalty, reasonable attorney's fees and other costs and expenses incurred in connection therewith or the defense thereof, even if caused in whole or in part by the sole or concurrent negligence or strict liability of OXY, or condition of the Properties.

                  (b) Notwithstanding any other provision contained herein to the contrary, Buyer agrees to assume any and all responsibility which OXY may have under applicable governmental laws, rules and regulations concerning the plugging and abandonment of wells which are part of the Properties, together with any cleanup and restoration of the surface or subsurface as may be required under the terms of any lease or applicable governmental laws, rules and regulations, and Buyer agrees to defend, indemnify and hold OXY and its affiliated companies, its and their officers, directors, agents and employees, harmless from any and all liabilities arising from Buyer's failure, or alleged failure, to properly plug and abandon such wells and/or complete such cleanup or restoration of the surface or subsurface as may be required as set forth above.

                  (c) Notwithstanding any other provision contained herein to the contrary, Buyer acknowledges that the Properties have been utilized for the purpose of exploration, production and development of oil and gas, and that Buyer has been informed and is aware that oil and gas producing formations can contain naturally occurring radioactive material (NORM) and that some oil field production equipment and/or facilities may contain NORM. On and after the Effective Date, Buyer agrees to assume all responsibility and liability related to NORM on the Properties and agrees to defend, indemnify and hold OXY and its affiliated companies, its and their officers, directors, agents, and employees, harmless from any and all claims arising from the presence of NORM which may be on the premises or personal property as the result of oil and gas operations related to the Properties without regard to when such condition or contamination occurred, or whether based on any theory of negligence of OXY; PROVIDED, HOWEVER, that Buyer's indemnity hereunder shall not apply to NORM contaminated pipes, valves and other equipment that the parties agree, in writing, that OXY is to remove prior to the Closing Date.

                  (d) If OXY is notified in writing by Buyer of a Buyer's claim under this Paragraph 17(d) (except for an Environmental Claim covered by Paragraph 22 hereof) within one (1) year after the Closing Date, OXY agrees to indemnify, defend and hold Buyer and its affiliated companies, its and their officers, directors, agents and employees, harmless from and against any and all losses, claims, demands, suits, damages, expenses, costs, causes of action or judgments of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations, including claims for personal injury, illness, disease, wrongful death, damage to property, liability, based on strict liability or condition of the Properties which arise from, or are attributable to, (A) those claims and/or litigation shown on Exhibit D, (B) the breach by OXY of the representations contained in Paragraph 21 hereof, or (C) OXY's ownership or operation of the Properties prior to the Effective Date including, without limitation, any interest, penalty, reasonable attorney's fees and other costs and expenses incurred in connection therewith or the defense thereof. OXY shall have no obligation to Buyer under this Paragraph 17(d) for any matter for which it is not notified by Buyer in writing within one (1) year after the Effective Date; provided however, there shall be no time limitation for any claims under subpart (A) above or for any claims related to OXY's proper payment of (i) taxes, (ii) royalties, overriding royalties and similar burdens on production prior to the Effective Date, (iii) joint interest audits for periods prior to the Effective Date or (iv) broker's or finder's fees.

                  (e) The rights of the parties to indemnification hereunder are contingent on the timely receipt by the indemnifying party of prompt written notice and documentation of a claim for indemnification from the party seeking indemnification. In no event shall either party be liable to the other for loss of profits or consequential damages hereunder.

         18. COMPLIANCE WITH THE LAW. Buyer agrees to comply with all laws and with all rules, regulations and orders of all municipal, state and federal agencies and regulatory bodies in the conduct of all operations in and on the lands covered hereby, including, but not by way of limitation, the proper plugging of all wells on the said lands, and the transfer or assumption of applicable permits, bonds and licenses.

         19. TAXES. Ad valorem and other property taxes for the current tax year will be prorated between Buyer and OXY. Buyer shall also bear all applicable sales taxes or similar taxes imposed by any state, county, municipality or other governmental entity as a result of the sale.

         20. REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer in this Paragraph 20 (a) through (e) shall survive Closing. Buyer represents and warrants to and agrees with OXY that:

                  (a) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency or other laws or general application relating to the enforcement of creditors' rights.

                  (b) Government Consent. Except as otherwise provided herein, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by Buyer of this Agreement or any other document contemplated hereby or referred to herein.

                  (c) Commission. OXY shall have no responsibility for any commission or brokerage fees to be paid by Buyer or on Buyer's behalf or for any other fees or expenses incurred by Buyer or on Buyer's behalf in connection with the transactions contemplated by this Agreement.

                  (d) Reliance. Buyer has made an independent investigation respecting all aspects of the Properties which permitted it to make the decision to execute this Agreement and has not relied in any manner upon any statement, representation or warranty expressed by OXY prior to the date of this Agreement.

                  (e) Purpose. The Properties covered by the Agreement are being purchased for investment purposes only and not for the purpose of resale.

         21. REPRESENTATIONS AND WARRANTIES OF OXY. The representations and warranties of OXY in this Paragraph 21 shall survive Closing for a period of one
(1) year. OXY represents and warrants to and agrees with Buyer that:

                  (a) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of OXY enforceable against OXY in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.

                  (b) Government Consent. Except as otherwise provided herein, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by OXY of this Agreement or any other document contemplated hereby or referred to herein.

                  (c) Commission. Buyer shall have no responsibility for any commission or brokerage fees to be paid by OXY or on OXY's behalf or for any other fees or expenses incurred by OXY or on OXY's behalf in connection with the transactions contemplated by this Agreement.

                  (d) Litigation. Other than the litigation shown on Exhibit D, to the best of OXY's knowledge and belief, at the date of this Agreement, there are no actions, suits, proceedings or governmental investigations or inquiries pending against OXY or any Properties (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which would singularly or in the aggregate, have a material adverse effect on the Properties taken as a whole.

                  (e) Compliance with Laws. To the best of OXY's knowledge and belief, OXY has operated the Properties, or caused the Properties to be operated, in compliance with all laws, ordinances, regulations and orders applicable to the Properties, except where the failure to be in such compliance would not, singularly or in the aggregate, have a material adverse effect on the Properties taken as a whole.

                  (f) Royalties. To the best of OXY's knowledge and belief, all royalties due under the oil and gas leases described in Exhibit "A" have been properly paid to the parties entitled thereto or properly accounted for.

                  (g) Taxes. To the best of OXY's knowledge and belief, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Properties which have become due and payable have been paid.

                  (h) Tax Partnerships. To the best of OXY's knowledge and belief, the Properties are not subject to any tax partnership agreement which would bind Buyer.

         22. ASSIGNABILITY. Buyer shall not assign or cause to be assigned any of the rights or obligations hereunder without the prior written consent of OXY prior to the Closing Date.

         23. FURTHER ASSURANCES. OXY and Buyer shall execute and deliver or cause to be executed and delivered all such other documents which are reasonably required to give effect to the terms and conditions of this Agreement.

         24.      DUE DILIGENCE REVIEW.

                  (a) Prior to Closing, OXY, in OXY's offices, will make available to Buyer and Buyer's authorized representatives for examination as Buyer may reasonably request the Records. Prior to Closing, Buyer, at Buyer's sole cost, may copy any portion of the Records as Buyer may reasonably request.

                  (b) OXY shall permit Buyer and Buyer's authorized representatives to consult with OXY's employees during reasonable business hours and to conduct, at Buyer's sole risk and expense, wellsite inspections and inventories of the Properties that are OXY-operated. During such inspections, Buyer shall have the right to review the Properties to determine the environmental condition of the Equipment and Lease premises. To the extent Buyer desires similar access to OXY's non-operated Properties, OXY shall assist Buyer in obtaining such access.

                  (c) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT OXY HAS MADE NO REPRESENTATIONS, VERBAL OR OTHERWISE, OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE RECORDS, OTHER INFORMATION, OR AS TO OXY'S TITLE TO THE PURCHASED PROPERITES, AND IN ENTERING INTO AND PERFORMING THIS AGREEMENT, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE PROPERTIES, THEIR VALUE AND OXY'S TITLE THEREOF.

         25. NOTICES. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, or to the extent receipt is confirmed by the party charged with notice, sent by documented overnight delivery service, by United States Mail, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to OXY or Buyer shall be addressed to:

     OXY                                      BUYER

     OXY USA INC.                             SWIFT ENERGY COMPANY
     --------------------------               16825 Northchase Drive, Suite 400
     --------------------------               Houston, Texas 77060
     Attn: --------------------               Attn:  Rodney W. Baker
     Fax:     (713) -----------               Fax:  (281) 875-7902

         26. ENTIRE AGREEMENT. This instrument states the entire agreement and supersedes all prior agreements (except any prior Confidentiality Agreement between the Buyer and OXY) between the parties concerning the subject matter hereof. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by both parties.

         27. OCCASIONAL SALE. OXY and Buyer believe that this purchase and sale of the Properties constitutes an isolated or occasional sale and is not subject to sales tax; provided, however, if any sales, transfers, use taxes or other similar taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, Buyer shall timely pay and solely bear all such taxes.

         28. COUNTERPART. This Agreement may be executed by Buyer and OXY in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

         29. WAIVER. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect such party's right to enforce the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         30. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be governed, construed, and enforced in accordance with the laws of the State of Mississippi.

         IN WITNESS WHEREOF, this Purchase and Sale Agreement has been executed this ----- day of December, 1997.

           OXY USA Inc.

                                  By -----------------------------
                                  Name:      E. J. Hanley
                                  Title:     Attorney-In-Fact

           SWIFT ENERGY COMPANY


                                  By -----------------------------
                                  Name:      Terry E. Swift
                                  Title:     President

                                   EXHIBIT "A"
                            'AVAILABLE UPON REQUEST'

     Attached to and made a part of that certain Purchase and Sale Agreement
                  betweenOXY USA Inc. and SWIFT ENERGY COMPANY,
                          effective September 1, 1997.

                                SCHEDULE OF LEASE


                           Lease Number:
                           Date:
                           Lessor:
                           Lessee:
                           Recording Data:

                           Description:

                           NRI:

                           WI:

 EXHIBIT "B"  -  Attached to and made a part of that certain Purchase and Sale
                    Agreement between OXY USA Inc. and SWIFT ENERGY COMPANY, effective September 1, 1997.

                               ALLOCATION OF VALUE

FIELD             WELL                             GWI                 NRI              ALLOCATION
-----             ----                             ---                 ---              ----------
Berwick           Berwick A-1                      N/A               .0042614                    0
                  Clark A-1                        .5998736q         .4908013                9,598
                  Mitchell Cent. Battery           .5998736             N/A                      0

Holiday           BOE D-1                          1.00000           .8125000            2,079,216

Luxor             Hale A-1                         1.00000           .8026912               53,983
                  Johnson A-1                      1.00000           .8075956                  759

S. Centreville    E.S. Rollins 42-5 #1             .9753190          .7870977              199,198
                  E.S. Rollins 42-5 #1 (BP)        .9753190          .7870977              407,000
                  PUD 43-1                         .9753190          .7870977            1,737,531
                  Rollins 42-1                     N/A               .0567768               12,715
                                                                                         ---------
TOTAL                                                                                    4,500,000
                                                                                         ---------

                                   EXHIBIT "C"

Attached to and made a part of that certain Purchase and Sale Agreement between OXY USA Inc. and SWIFT ENERGY COMPANY, effective September 1,1997.


                           ASSIGNMENT AND BILL OF SALE
                           ---------------------------

         KNOW ALL MEN BY THESE PRESENTS, that OXY USA INC., a Delaware corporation, whose address is P. O. Box 27570, Houston, Texas 77227-7570, hereinafter referred to as "Assignor", for and in consideration of the sum of Ten Dollars ($10.00) and other valuable considerations paid, receipt of which is hereby acknowledged, does hereby, subject to the exceptions and reservations hereinafter contained, grant, convey, sell, assign, transfer and deliver unto Swift Energy Company, whose address is 16825 Northchase Drive, Suite 400, hereinafter referred to as "Assignee", all of Assignor's right, title and interest in the Oil and Gas Lease(s) and the wells described in Exhibit "A", which is attached hereto and made a part hereof (hereinafter called the "Properties").

         For the same consideration as first hereinabove recited, the Assignor does hereby bargain, grant, sell convey and transfer unto Assignee all of Assignor's right, title and interest in and to the well(s) located on the lands described in Exhibit "A", including all of OXY's right, title and interest in and to all permits, licenses, servitudes, rights-of-way, division orders, gas purchase and sale agreements (wherein OXY is a selling party), crude oil purchase and sale agreements (wherein OXY is a selling party, but excluding that certain Agreement for the Purchase and Sale of Domestic Crude Oil executed the 31st day of August, 1983, by and between Occidental Petroleum Corporation, et al., and CITGO Petroleum Corporation, the "CITGO Contract"), surface leases, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, and all other contracts and agreements that are appurtenant to the Properties or used or held for use in connection with the ownership or operation of the Properties (the "Related Agreements"); and all of OXY's right, title and interest in and to all of the real, personal and mixed property located on and used solely in the operation of the Properties, including, but not limited to (i) all wells, wellhead equipment, fixtures (including, but not limited to, field separators and liquid extractors), pipe, casing and tubing, (ii) all production, gathering, treating, processing, compression, dehydration, salt water disposal, and injection equipment and facilities, (iii) all tanks, machines, equipment, vessels and other facilities (collectively called the "Facilities").

         Assignee acknowledges and represents that prior to accepting this Assignment and Bill of Sale, it conducted such inspection of the Properties as it deemed reasonably prudent, made itself familiar with the operations previously conducted thereon and satisfied itself as to the risks and obligations assumed hereunder.

         Assignee agrees to comply with all laws and with all rules, regulations and orders of all municipal, state and federal agencies and regulatory bodies in the conduct of all operations by Assignee in and on the lands covered hereby.

         This Assignment and Bill of Sale is made subject to the provisions and conditions of that certain Agreement for the Purchase and Sale of Domestic Crude Oil executed the 31st day of August, 1983, by and between Occidental Petroleum Corporation, et al., and CITGO Petroleum Corporation, et al. (the "CITGO Contract"), and CITGO's purchase option thereunder.

         This Assignment and Bill of Sale is made in accordance with and subject to the provisions and conditions contained in that certain Purchase and Sale Agreement with OXY USA Inc., dated December 22, 1997, which is made a part hereof by reference. In the event of a conflict between the terms and conditions of this Agreement and the Purchase and Sale Agreement the terms of the latter shall control.

         Assignor reserves the right to retain the originals of and/or have access, and at Assignor's expense, the right to copy, excerpt from or reproduce any records to the extent necessary for:

(a) federal, local or state regulatory or tax matters affecting Assignor,

(b) the resolution of any existing disputes or contract compliance issues affecting Assignor and related to the properties, or

(c) other matters or disputes relating to Assignor's prior ownership of or liability with respect to the said lease and lands.

         The reservations herein made and the provisions and covenants contained therein shall attach to and run with the lease(s) assigned and the lands herein described or referred to and shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, administrators, executors, devisees, trustees, successors and assigns.

         This Assignment and Bill of Sale shall be effective for all purposes as of the September 1, 1997, at 7:00 A.M., Central Daylight Time.

         TO HAVE AND TO HOLD the same unto the said Assignee, its successors and assigns according to the terms and conditions of the Oil and Gas Leases, the said Assignee to perform all of the conditions, obligations and covenants thereof and the terms hereof.

         EXCEPT AS TO ALL THOSE LAWFULLY CLAIMING OR TO CLAIM THE SAME OR ANY PART THEREOF, BY, THROUGH OR UNDER ASSIGNOR, THIS ASSIGNMENT AND BILL OF SALE IS MADE WITHOUT WARRANTY OF TITLE, EITHER EXPRESS OR IMPLIED AND, AS SAME PERTAINS TO ALL WELLS, MATERIALS AND EQUIPMENT COVERED HEREBY, THIS ASSIGNMENT IS MADE WITHOUT WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, AND ASSIGNEE ACCEPTS SUCH WELLS, MATERIALS AND EQUIPMENT "AS IS".

         IN WITNESS WHEREOF, the said OXY USA Inc., as Assignor, and SWIFT ENERGY COMPANY, as Assignee, have caused their names to be affixed as of this 22nd day of December, 1997, and this Assignment shall be effective as of the effective date herein stated.

                                     ASSIGNOR
                                     OXY USA INC.

                                     By: ----------------------------------
                                     Name:      E. J. Hanley
                                     Title:     Attorney-In-Fact



                                     ASSIGNEE
                                     SWIFT ENERGY COMPANY

                                     By: ----------------------------------
                                     Name:      Terry E. Swift
                                     Title:     President




THE STATE OF TEXAS         S
                           S       SS:
COUNTY OF HARRIS

         This instrument was acknowledged before me on the 22nd day of December, 1997, on behalf of OXY USA Inc., a Texas corporation, by E. J. Hanley as Attorney-In-Fact, on behalf of said corporation.


(SEAL)                                      ------------------------------------
                                            Notary Public in and for the
                                            State of Texas



THE STATE OF TEXAS         S
                           S       SS:
COUNTY OF HARRIS           S

         This instrument was acknowledged before me on the 22nd day of December, 1997, on behalf of Swift Energy Company, a Texas corporation by Terry E. Swift as President of Swift Energy Company, on behalf of said corporation.


(SEAL)                                      ------------------------------------
                                            Notary Public in and for the
                                            State of Texas


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


EXHIBIT "D"  -    Attached to and made a part of that certain Purchase and Sale
                  Agreement between OXY USA Inc. and SWIFT ENERGY COMPANY, effective September 1, 1997.



                              LITIGATION AND CLAIMS

         1. Robert C. Bertolet, et al. vs. CITGO Petroleum Corp., et al., Case #97-066, Chancery Court, Adams County, Mississippi

         Plaintiffs allege antitrust, combination and conspiracy to fix, depress and maintain artificially low prices for crude oil in violation of Mississippi antitrust laws.

         2. Various litigations seeking "class certification" for royalty payments based on "posted price".


         a) Mary Alma Powell, et al vs. Occidental Petroleum Corp., et al., as filed in the County Court of Panola County, Texas.

         b)       Cameron Parish School Board vs. Texaco, Inc., et al., as filed
                  in  the  38th  Judicial   District   Court,   Cameron  Parish,
                  Louisiana.


NOTE: OXY retains responsibility for the above litigation and to indemnify and hold Buyer harmless from and against the same pursuant to Paragraph 11 of this agreement.

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